VIASPACE REPORTS THIRD-QUARTER 2009 FINANCIAL RESULTS

Higher Revenues and Expense Reductions Continue;
Renewable Energy Makes Significant Advances, Other Businesses Progress

IRVINE, CA—November 17, 2009—VIASPACE Inc. (OTCBB: VSPC), a clean energy company providing products and technology for renewable and alternative energy, announced financial results for the third quarter ended September 30, 2009.

Total revenues for the quarter were $1.23 million, including $1.06 million from the late-2008 strategic acquisition of Inter-Pacific Arts, Inc. (IPA), and $171,000 primarily from Ionfinity’s military contracts for monitoring and detection systems. Gross profit for the quarter was $473,000, including $455,000 related to IPA. For third-quarter 2008, total revenues were $99,000, and gross profit was $23,000.

Operating expenses for the quarter declined to $1.05 million from $2.82 million in third-quarter 2008 due to lower research and development expense and lower selling, general and administrative expense. Stock-based compensation and stock-option expense for the quarter totaled $458,000, compared to $1.32 million in third-quarter 2008.

Operating loss for the quarter narrowed to $574,000 from operating losses of $2.8 million in third-quarter 2008.

For the quarter, other expense, net, including noncontrolling interests in consolidated subsidiaries and income tax expense, was $90,000, compared to other expense, net, of $740,000 in third-quarter 2008. Other expense for third-quarter 2008 included $794,000 in costs of discontinued operations related to the humidity sensor business and security business units that were sold.

Net loss for the quarter was $664,000, or $(0.00) per share, compared to a net loss of $3.54 million, or $(0.01) per share for third-quarter 2008.

Consolidated cash and cash equivalents were $1.2 million on September 30, 2009.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Third-quarter results continued to reflect the revenue and gross profit contributions from IPA and higher government contract revenues from Ionfinity, our high-tech sensor and monitoring systems subsidiary. During the quarter we made progress in other business areas. For example, our licensed technology related to very-thin fuel cells was patented, which is expected to strengthen our competitive position in the growing market for direct methanol fuel cells to replace traditional batteries in micro applications such as cell phones and laptop computers.

“With our primary focus on renewable energy, we made significant advances toward material revenues from our subsidiary, VIASPACE Green Energy,” Kukkonen continued. “Supported by our strategy to generate interim cash flows from other operations such as IPA, we continued to develop and expand Giant King™ Grass acreage in China, signed an agreement with DP CleanTech, and continued to pursue and develop other business relationships related to the biofuels and biomass markets. And from a competitive standpoint, we saw technical performance and economic advantages of our proprietary Giant King Grass—compared to renewable energy sources now being used—verified by independent testing and analysis, which led to closing our first agreement with DP CleanTech, one of the largest biomass power providers in the world.”

Kukkonen said that the fast-growing and high yield-per-acre characteristics of Giant King Grass make it a preferred economic alternative to switchgrass and other grasses and plant crops currently being used to replace fossil fuels for energy. As with DP CleanTech, a number of energy providers are seeking to either increase their use of low-carbon renewable sources of energy or add new energy capacity that is based completely on renewable sources. He stated that a recently announced plan to produce industrial pellets from Giant King Grass is a response to that rising trend.

“As in first and second quarters this year, we expect financial results to continue improving over prior year,” Kukkonen added. “Based on numerous ongoing meetings with potential customers and partners, we believe that our business path in renewable energy will become more visible in subsequent periods and provide the basis for material revenues and growth in 2010.”

About VIASPACE Inc.
VIASPACE is an alternative energy company providing products and technology for renewable and clean energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. The Company provides raw material for cellulosic biofuels and develops and markets fuel cell cartridges, products and technology. VIASPACE subsidiary Direct Methanol Fuel Cell Corporation owns a portfolio of fuel cell patents licensed from Pasadena-based California Institute of Technology (Caltech), which manages NASA’s Jet Propulsion Laboratory, where the direct methanol fuel cell was invented. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement: Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2008, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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